Tyler Technologies Reports Earnings for First Quarter 2020

Revenues grow double-digits as bookings rise 40%

PLANO, Texas – April 29, 2020 – Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Financial Highlights:

•Total revenues were $276.5 million, up 11.9% from $247.1 million for the first quarter of 2019. Organic revenue growth was 6.4%. Non-GAAP total revenues were $276.8 million, up 11.3% from $248.8 million for the first quarter of 2019. Non-GAAP organic revenue growth was 5.7%.
•Recurring revenues from maintenance and subscriptions were $196.1 million, an increase of 17.1% compared to the first quarter of 2019, and comprised 70.9% of first quarter 2020 revenue.
•Operating income was $33.9 million, down 1.7% from $34.5 million for the first quarter of 2019. Non-GAAP operating income was $66.8 million, up 6.1% from $63.0 million for the first quarter of 2019.
•Net income was $47.6 million, or $1.16 per diluted share, up 73.9% compared to $27.3 million, or $0.69 per diluted share, for the first quarter of 2019. Non-GAAP net income was $51.5 million, or $1.25 per diluted share, up 6.7% compared to $48.3 million, or $1.22 per diluted share, for the first quarter of 2019.
•Cash flows from operations were $56.7 million, up 136.7% compared to $24.0 million for the first quarter of 2019.
•Adjusted EBITDA was $73.2 million, up 5.2% compared to $69.5 million for the first quarter of 2019.
•Software subscription arrangements comprised approximately 73% of the total new software contract value in the first quarter, compared to approximately 54% in the first quarter of 2019.
•Total bookings were $319 million, up 39.8% compared to the first quarter of 2019. Subscription bookings in the first quarter added $12.6 million in annual recurring revenue.
•Total backlog was $1.50 billion, up 19.2% from $1.26 billion at March 31, 2019. Software-related backlog (excluding appraisal services) was $1.46 billion, up 20.1% from $1.22 billion at March 31, 2019.
•Tyler repurchased 58,804 shares of its common stock during the quarter at an average price of $263.28.

“We had a solid first quarter with a great deal of momentum going into the second half of March, when we began to see the effects of the COVID-19 pandemic,” said Lynn Moore, Tyler’s president and chief executive officer. “The market was active, and we executed at a high level. Our bookings for the quarter were extremely strong, as they rose almost 40%. Non-GAAP revenues grew 11.3%, our 34th consecutive quarter of double-digit growth. Subscription revenue grew 21.5%, and recurring revenues made up nearly 71% of total revenues. Cash flow for the quarter was robust, as cash from operations more than doubled and free cash flow quadrupled last year's first quarter, and we ended the quarter with $393 million in cash and investments."

Tyler Technologies Reports Earnings
For First Quarter 2020
April 29, 2020

Impact of COVID-19

Our primary focus has been on ensuring that our employees and their families are safe and healthy, while supporting our clients who provide essential services to the public. In mid-March, we implemented work from home and curtailed travel for our employees. Our clients faced increasing disruption to their operations as they dealt with the effects of the pandemic on their communities and focused on providing vital services to their citizens. As a result, we began to see delays in some procurement processes and implementation projects. A few sales pushed out of the first quarter, and professional services revenues were also negatively impacted. We estimate that first quarter revenues were reduced by approximately $6 million as a result of COVID-19.

"We rapidly mobilized our employees to begin working from home and, as a result, our operations continued without interruption," said Moore. "In addition to continuing to provide ongoing support to our clients, we began online sales demos, delivering implementation services remotely and executing complex go-lives virtually. I couldn't be prouder of how our dedicated professionals have embraced the challenge and are excelling at meeting the needs of our clients during these turbulent times. I'm inspired each day by the spirit, resilience and compassion shown by our team members.

"Our annual Tyler Connect user conference, which was scheduled to occur this week in Orlando, was canceled, and the associated costs are included in our first quarter results. However, we are pleased that we will be able to provide a significant amount of valuable content to our clients by offering portions of Connect virtually, and we look forward to gathering with our clients in person in San Antonio, Texas, in April 2021," added Moore.

Looking forward

We anticipate a greater impact from COVID-19 in the second and third quarters. We have not seen meaningful cancellations, but continue to see delays in procurement processes and lengthening sales cycles, as public sector entities focus on issues related to the pandemic. Although the CARES Act provides approximately $424 billion in economic aid to state and local governments and additional stimulus packages are expected to provide more assistance, many of our clients will face near-term budget pressures. We can deliver the majority of our professional services remotely, but expect to continue to see lower services revenues as some projects are delayed by client availability and billable travel is reduced. Approximately $6 million of revenues classified as "hardware and other revenues" will be also eliminated in the second quarter as a result of the cancellation of our Connect conference. We anticipate that recurring revenues, which comprise approximately 70% of our total revenues, will not be significantly affected. We expect to continue to invest in product development and accelerating our move to the cloud at levels consistent with our initial plans for the year. We value the experience and expertise of our employees and do not expect to eliminate any positions, but anticipate that incremental hiring will be reduced somewhat from our original plans.

While we are confident in our long-term outlook, there are significant uncertainties around the continuously evolving COVID-19 pandemic and its impact on our operations and those of our clients. As a result, we are suspending guidance until we have more clarity around the ultimate severity, duration and impact of the pandemic. We currently expect to have greater clarity by the time we report our second quarter results.

Tyler Technologies Reports Earnings
For First Quarter 2020
April 29, 2020

"Tyler has significant strengths that position us to continue to perform well, invest at a high level and strengthen our competitive position during difficult economic conditions," added Moore. "More than two-thirds of our revenues are recurring, with extremely low attrition. Our financial position has never been stronger, with significant cash and no debt on our balance sheet, strong cash flow and additional available liquidity from our $400 million undrawn credit facility. We have a market leading competitive position, strong win rates, and an addressable market that has expanded significantly through investments in a combination of M&A and research and development.

"Although we are not immune to the effects of COVID-19 and the slowdown in the economy, Tyler's mission-critical software and services power essential functions of government, and the fundamental demand for our products will remain strong in the long term. This crisis is already highlighting the reliance on outdated technology by large segments of the public sector, and the need for and the benefits of connectivity and cloud services, which are priorities for Tyler. Technology is an increasingly critical factor in helping government function effectively, especially during this time. As a company and as a management team, we have faced difficult times in the past, including the Great Recession, and emerged as a stronger company. We expect to do the same in this crisis, emerging with new, innovative ways of doing business for a client base that is confident in our commitment to them," concluded Moore.

Conference Call

Tyler Technologies will hold a conference call on Thursday, April 30, at 10:00 a.m. Eastern Time to discuss the company’s results. The company is offering participants the opportunity to register in advance for the conference through the following link: http://dpregister.com/10140947. Registered participants will receive an email with a calendar reminder and a dial-in number and PIN that will allow them to listen to the call live.

Participants who do not wish to pre-register for the call may dial in using 844-861-5506 (U.S. callers) or 412-317-6587 (international callers) or 866-450-4696 (Canada callers) and ask for the “Tyler Technologies” call. A replay will be available two hours after completion of the call through May 7, 2020. To access the replay, please dial 877-344-7529 (U.S. callers), 412-317-0088 (international callers) and 855-669-9658 (Canada callers) and reference passcode 10140947.

The live webcast and archived replay can also be accessed at https://tylertech.irpass.com/Presentations.

About Tyler Technologies, Inc.

Tyler Technologies (NYSE: TYL) provides integrated software and technology services to the public sector. Tyler's end-to-end solutions empower local, state, and federal government entities to operate more efficiently and connect more transparently with their constituents and with each other. By connecting data and processes across disparate systems, Tyler's solutions are transforming how clients gain actionable insights that solve problems in their communities. Tyler has more than 26,000 successful installations across more than 10,000 sites, with clients in all 50 states, Canada, the Caribbean, Australia, and other international locations. A financially strong company, Tyler has achieved double-digit revenue growth every quarter since 2012. It was also named to Forbes' "Best Midsize Employers" list in 2019 and recognized twice on its "Most Innovative Growth Companies" list. More information about Tyler Technologies, headquartered in Plano, Texas, can be found at tylertech.com.

Tyler Technologies Reports Earnings
For First Quarter 2020
April 29, 2020

Non-GAAP Financial Measures

Tyler Technologies has provided in this press release financial measures that have not been prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. This information includes non-GAAP revenues, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP earnings per diluted share, EBITDA, and adjusted EBITDA. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating Tyler’s ongoing operational performance because they provide additional insight in comparing results from period to period. Tyler believes the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures. Non-GAAP financial measures discussed above exclude write-downs of acquisition-related deferred revenue and acquired subleases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, expenses associated with amortization of intangibles arising from business combinations, acquisition-related expenses, and incremental costs associated with COVID-19.

Tyler currently uses a non-GAAP tax rate of 24%. This rate is based on Tyler's estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating Tyler's non-GAAP income, as well as significant non-recurring tax adjustments. The non-GAAP tax rate used in future periods will be reviewed periodically to determine whether it remains appropriate in consideration of factors including Tyler's periodic effective tax rate calculated in accordance with GAAP, changes resulting from tax legislation, changes in the geographic mix of revenues and expenses, and other factors deemed significant. Due to differences in tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to Tyler's estimated annual tax rate as described above, the estimated tax rate on non-GAAP income may differ from the GAAP tax rate and from Tyler's actual tax liabilities.

Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial information prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial statement tables included below in this press release.

Forward-looking Statements
This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) the effects of the COVID-19 pandemic, including its potential effects on the economic environment, our customers and our

Tyler Technologies Reports Earnings
For First Quarter 2020
April 29, 2020

operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic; (2) changes in the budgets or regulatory environments of our clients, primarily local and state governments, that could negatively impact information technology spending; (3) our ability to protect client information from security breaches and provide uninterrupted operations of data centers; (4) our ability to achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (5) material portions of our business require the Internet infrastructure to be adequately maintained; (6) our ability to achieve our financial forecasts due to various factors, including project delays by our clients, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (7) general economic, political and market conditions; (8) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (9) competition in the industry in which we conduct business and the impact of competition on pricing, client retention and pressure for new products or services; (10) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (11) costs of compliance and any failure to comply with government and stock exchange regulations. These factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.

(Comparative results follow)

Contact: Brian K. Miller
Executive Vice President & CFO
Tyler Technologies, Inc.
972-713-3720
brian.miller@tylertech.com

20-20

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019

Software licenses and royalties	$18,737	$21,793
Subscriptions	81,723	67,275
Software services	52,133	48,443
Maintenance	114,365	100,152
Appraisal services	5,763	5,214
Hardware and other	3,820	4,189
Total revenues	276,541	247,066

Software licenses and royalties	740	818
Acquired software	8,027	6,682
Software services, maintenance and subscriptions	131,779	117,160
Appraisal services	4,385	3,452
Hardware and other	2,479	2,906
Total cost of revenues	147,410	131,018

Gross profit	129,131	116,048

Selling, general and administrative expenses	67,485	57,766
Research and development expense	22,361	18,941
Amortization of customer and trade name intangibles	5,392	4,850
Operating income	33,893	34,491
Other income, net	990	586
Income before income taxes	34,883	35,077
Income tax (benefit) provision	(12,667)	7,729
Net income	$47,550	$27,348

Earnings per common share:
Basic	$1.20	$0.71
Diluted	$1.16	$0.69

Weighted average common shares outstanding:
Basic	39,500	38,308
Diluted	41,144	39,585

TYLER TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Reconciliation of non-GAAP total revenues
GAAP total revenues	$276,541	$247,066
Non-GAAP adjustments:
Add: Write-downs of acquisition-related deferred revenue	160	1,597
Add: Amortization of acquired leases	79	100
Non-GAAP total revenues	$276,780	$248,763

Reconciliation of non-GAAP gross profit and margin
GAAP gross profit	$129,131	$116,048
Non-GAAP adjustments:
Add: Write-downs of acquisition-related deferred revenue	160	1,597
Add: Amortization of acquired leases	79	100
Add: Share-based compensation expense included in cost of revenues	4,252	3,798
Add: Amortization of acquired software	8,027	6,682
Non-GAAP gross profit	$141,649	$128,225
GAAP gross margin	46.7%	47.0%
Non-GAAP gross margin	51.2%	51.5%

Reconciliation of non-GAAP operating income and margin
GAAP operating income	$33,893	$34,491
Non-GAAP adjustments:
Add: Write-downs of acquisition-related deferred revenue	160	1,597
Add: Amortization of acquired leases	79	100
Add: Share-based compensation expense	17,302	14,416
Add: Employer portion of payroll tax related to employee stock transactions	1,198	123
Add: Acquisition related costs	—	695
Add: COVID-19 incremental costs	727	—
Add: Amortization of acquired software	8,027	6,682
Add: Amortization of customer and trade name intangibles	5,392	4,850
Non-GAAP adjustments subtotal	32,885	28,463
Non-GAAP operating income	$66,778	$62,954
GAAP operating margin	12.3%	14.0%
Non-GAAP operating margin	24.1%	25.3%

TYLER TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Reconciliation of non-GAAP net income and earnings per share
GAAP net income	$47,550	$27,348
Non-GAAP adjustments:
Add: Total non-GAAP adjustments to operating income	32,885	28,463
Less: Tax impact related to non-GAAP adjustments	(28,932)	(7,521)
Non-GAAP net income	$51,503	$48,290
GAAP earnings per diluted share	$1.16	$0.69
Non-GAAP earnings per diluted share	$1.25	$1.22

Detail of share-based compensation expense
Cost of software services, maintenance and subscriptions	$4,252	$3,798
Selling, general and administrative expenses	13,050	10,618
Total share-based compensation expense	$17,302	$14,416

Reconciliation of EBITDA and adjusted EBITDA
GAAP net income	$47,550	$27,348
Amortization of customer and trade name intangibles	5,392	4,850
Depreciation and amortization included in
cost of revenues, SG&A and other expenses	14,549	12,426
Interest expense included in other income, net	152	464
Income tax provision	(12,667)	7,729
EBITDA	$54,976	$52,817
Write-downs of acquisition-related deferred revenue	160	1,597
Share-based compensation expense	17,302	14,416
Acquisition related costs	—	695
COVID-19 incremental costs	727	—
Adjusted EBITDA	$73,165	$69,525

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
 (Unaudited)

	March 31, 2020	December 31, 2019
ASSETS

Current assets:
Cash and cash equivalents	$301,985	$232,682
Accounts receivable, net	318,144	374,089
Current investments and other assets	75,434	66,444
Income tax receivable	16,657	6,482
Total current assets	712,220	679,697

Accounts receivable, long-term portion	21,394	22,432
Operating lease right-of-use assets	17,992	18,992
Property and equipment, net	175,460	171,861

Other assets:
Goodwill	840,028	840,117
Other intangibles, net	366,506	378,914
Non-current investments and other assets	85,776	79,601

Total assets	$2,219,376	$2,191,614

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$72,723	$90,211
Operating lease liabilities	6,373	6,387
Deferred revenue	365,959	412,495
Total current liabilities	445,055	509,093

Revolving line of credit	—	—
Deferred revenue, long-term	167	199
Deferred income taxes	45,774	48,442
Operating lease liabilities, long-term	15,548	16,822
Shareholders' equity	1,712,832	1,617,058

Total liabilities and shareholders' equity	$2,219,376	$2,191,614

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$47,550	$27,348
Adjustments to reconcile net income to cash
provided by operations:
Depreciation and amortization	19,985	17,308
Share-based compensation expense	17,302	14,416
Operating lease right-of-use assets expense	1,457	1,165
Deferred income tax (benefit) expense	(2,668)	(4,785)
Changes in operating assets and liabilities,
exclusive of effects of acquired companies	(26,920)	(31,495)
Net cash provided by operating activities	56,706	23,957

Cash flows from investing activities:
Additions to property and equipment	(9,349)	(12,320)
Purchase of marketable security investments	(27,271)	(3,590)
Proceeds from marketable security investments	18,237	20,276
Proceeds from the sale of investment of preferred shares	15,000	—
Purchase of investment of common shares	(10,000)	—
Investment in software	(1,315)	(690)
Cost of acquisitions, net of cash acquired	(261)	(199,130)
(Increase) decrease in other	(48)	564
Net cash used by investing activities	(15,007)	(194,890)

Cash flows from financing activities:
Decrease in net borrowings on revolving line of credit	—	85,000
Purchase of treasury shares	(15,482)	(17,786)
Proceeds from exercise of stock options	46,236	6,528
Payment of contingent consideration	(5,619)	—
Contributions from employee stock purchase plan	2,469	2,349
Net cash provided by financing activities	27,604	76,091

Net increase (decrease) in cash and cash equivalents	69,303	(94,842)
Cash and cash equivalents at beginning of period	232,682	134,279

Cash and cash equivalents at end of period	$301,985	$39,437